Exhibit 99.3

CONSENT OF J.P. MORGAN SECURITIES LLC

We hereby consent to (i) the use of our opinion letter dated February 12, 2014 to the Board of Directors of Comcast Corporation (the “Company”) included in Annex G to Amendment No. 2 to the Joint Proxy Statement/Prospectus relating to the proposed merger of Tango Acquisition Sub, Inc., a wholly owned subsidiary of the Company, and Time Warner Cable Inc., and (ii) the references to such opinion in such Joint Proxy Statement/Prospectus. In giving such consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder, nor do we hereby admit that we are experts with respect to any part of such Registration Statement within the meaning of the term “experts” as used in the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

J.P. MORGAN SECURITIES LLC

/s/ J.P. Morgan Securities LLC

J.P. Morgan Securities LLC

July 24, 2014